EXHIBIT 23.3

CONSENT OF SQUAR, MILNER, MIRANDA & WILLIAMSON, LLP,

(FORMERLY SQUAR, MILNER, REEHL & WILLIAMSON, LLP)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 8, 2005 (except for Note 13 as to which the date is July 1, 2005), with respect to the combined financial statements of REMEC Wireless Systems, a reportable segment of REMEC, Inc. for the year ended January 31, 2005 included in Powerwave Technologies, Inc. Current Report on Form 8-K/A filed on November 21, 2005 with the Securities and Exchange Commission and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ SQUAR, MILNER, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
October 17, 2006